THIRD AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This Third Amendment to the Loan and Security Agreement (this “Amendment”) is dated as of this 21 day of April, 2008, by and among I.C. Isaacs & Company, L.P., as borrower (“Borrower”), I.C. Isaacs & Company, Inc. and Isaacs Design, Inc., as guarantors (collectively,  the “Guarantors”), and Wachovia Bank, National Association, as lender (“Bank”).

BACKGROUND

A.           Borrower and Bank are parties to a certain Loan and Security Agreement dated as of December 30, 2004 (as amended or otherwise modified from time to time, the “Loan Agreement”), and the other Loan Documents (as defined in the Loan Agreement).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Loan Agreement.

B.           Borrower has informed Bank that Borrower and certain of its partners are negotiating (i) an additional cash capital contribution by such partners to Borrower in an amount equal to at least $2,000,000, (ii) an additional cash capital contribution by Borrower’s management in an amount equal to at least $100,000, (iii) the deferral of four (4) months of royalty payments owing to Latitude in an amount equal to at least $1,500,000 through until no earlier than March 31, 2009 (the “Additional Deferred Royalties”) and (iv) the conversion to equity by such partners of at least $2,800,000 of Debt owed by Borrower to such partners (collectively, the “Capital Infusion”).

C.           The parties have agreed, subject to the terms and conditions of this Amendment, to amend the Loan Agreement.

NOW, THEREFORE, with the foregoing Background hereinafter deemed incorporated by this reference, the parties hereto, intending to be legally bound, promise and agree as follows:

1. AMENDMENTS TO LOAN AGREEMENT

1.1 Definitions.  The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:

“Applicable Margin” means (a) prior to January 1, 2009, (i) for any Prime Rate Loan, 0.25% and (ii) for any LIBOR Loan, 2.50%; and (b) on and all times after January 1, 2009, the per annum rate of interest as determined pursuant to Section 2.2.5 hereof.

“Borrowing Base” means, at Borrower’s election, subject to the election limitations contained in this Agreement as amended, an amount equal to either Borrowing Base Option A, Borrowing Base Option B, Borrowing Base Option AA or Borrowing Base Option C.

“Deferred Royalties” means the sum of (a) the aggregate sum not to exceed $2,388,000 payable pursuant to the terms of the License Agreements, and representing deferred 2004 royalty payments owing to Latitude and (b) the Additional Deferred Royalties (as defined in that certain Third Amendment to Loan and Security Agreement among Borrower, Guarantors and Bank dated April ____, 2008).

1.2 New Definitions.  The following new definitions are hereby added to Section 1.1 of the Loan Agreement:

“Borrowing Base Option AA” means, on any date of determination thereof, an amount equal to:

(i)           up to 85% (or such lesser percentage as Bank may determine from time to time in its reasonable discretion) of the total amount of Eligible Accounts; provided that, the percentage shall be reduced to the extent Borrower’s Dilution Rate exceeds five percent (5%), plus

(ii)           the least of (a) $500,000, and (b) the lesser of (A) up to 45% (or such lesser percentage as Bank may determine from time to time in its reasonable discretion) of the total amount of Eligible Inventory and (B) up to 80% of the NOLV of Eligible Inventory, minus

           (iii)           any Reserves.

“Borrowing Base Option C” means, on any date of determination thereof, an amount equal to:

(i)           up to 85% (or such lesser percentage as Bank may determine from time to time in its reasonable discretion) of the total amount of Eligible Accounts; provided that, the percentage shall be reduced to the extent Borrower's Dilution Rate exceeds five percent (5%), plus

(ii)           the least of (a) $8,000,000, and (b) the sum of (i) the lesser of (A) up to 45% (or such lesser percentage as Bank may determine from time to time in its reasonable discretion) of the total amount of Eligible Inventory and (B) up to 80% of the NOLV of Eligible Inventory; plus (ii) the lesser of (A) up to 45% (or such lesser percentage as Bank may determine from time to time in its reasonable discretion) of the total amount of Eligible LC Inventory and (B) up to 80% of the NOLV of Eligible LC Inventory, minus

(iii)           any Reserves.

1.3 Adjustment of Interest Rate. Section 2.2.5 of the Loan Agreement is amended and restated as follows:

2.2.5           Adjustment of Interest Rate.  Commencing on January 1, 2009, and thereafter on the first day of each succeeding Interest Adjustment Period, the interest rate for all Loans for each applicable Interest Adjustment Period shall be determined based upon the prior calendar quarter’s average Excess Availability (as determined by Bank, in its reasonable discretion), in accordance with the following matrix:

Excess Availability	Applicable Margin for Prime Rate Loans	Applicable Margin for LIBOR Loans
Equal to or less than $2,500,000	0.25%	2.50%
Greater than $2,500,000 but equal to or less than $5,000,000	0%	2.25%
Greater than $5,000,000	-0.25%	2.00%

For purposes of the foregoing (i) no downward rate adjustment shall occur if an Event of Default has occurred and is continuing on the applicable Interest Adjustment Date, such adjustment to take effect only upon the cure or waiver in writing of such Event of Default and (ii) if Borrower fails to timely deliver the applicable compliance certificate and monthly financial statements to Bank in accordance with this Agreement on the date when due, then at Bank’s option, the interest rates above shall be increased on such date to the highest rate of interest pursuant to the above matrix, which rate of interest shall continue in effect until such compliance certificate and financial statements shall have been delivered.

1.4 Letters of Credit Sublimit.  Section 2.10.1 of the Loan Agreement is amended and restated as follows:

2.10.1                      Issuance of Letters of Credit.  Bank shall from time to time issue, upon five  (5) Business Days prior written notice, extend or renew letters of credit for the account of Borrower or its Subsidiaries; provided that (i) the aggregate face amount of Letters of Credit issued by Bank which are outstanding at any one time shall not exceed $2,000,000 at all times during which Borrower has elected that the Borrowing Base to be determined using Borrowing Base Option A, $8,000,000 at all times during which Borrower has elected that the Borrowing Base to be determined using Borrowing Base Option B, $2,000,000 at all times during which Borrower has elected that the Borrowing Base to be determined using Borrowing Base Option AA and $8,000,000 at all times during which Borrower has elected that the Borrowing Base to be determined using Borrowing Base Option C (ii) Bank shall have no obligation to issue any Letter of Credit if, after giving effect thereto, the principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Borrowing Base and the Revolver Commitment, and (iii) all other conditions precedent to the issuance of each such Letter or Credit as set forth herein are satisfied or waived in writing by Bank.   All payments made by Bank under any such Letters of Credit (whether or not Borrower is the account party) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be paid on demand, unless Borrower instructs Bank to make a Revolver Loan to pay such amount, Bank agrees to do so, and the necessary amount remains available to be drawn as a Revolver Loan hereunder.  All Letter of Credit Obligations shall be secured by the Collateral.  Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may require.  The form and substance of all Letters of Credit, including expiration dates, shall be subject to Bank’s approval, and Bank shall have no obligation to issue any Letter of Credit which has a maturity date later than ten (10) days prior to the Termination Date.   Bank may charge certain fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit.  Borrower unconditionally guarantees all obligations of any Subsidiary with respect to Letters of Credit issued by Bank for the account of such Subsidiary.  Upon a Default, Borrower shall, on demand, deliver to Bank good funds equal to 105% of Bank’s maximum liability under all outstanding Letters of Credit, to be held as cash Collateral for Borrower’s reimbursement obligations and other Obligations.

1.5 Financial Covenants.  Article 7 of the Loan Agreement is amended and restated as follows:

7.           Other Covenants of Borrower.  Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:

7.1           Excess Availability.  At all times during which Borrower has elected that the Borrowing Base be determined using (a) Borrowing Base Option B, Borrower shall maintain Excess Availability of at least $2,000,000; provided, however that such amount shall be reduced to $1,500,000 for such calendar month at such time as Borrower has maintained a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 as of the end of a calendar month determined for the twelve (12) month period then ending and (b) Borrowing Base Option C, Borrower shall maintain Excess Availability of at least $1,000,000; provided, however that such amount shall be increased to $1,500,000 for such calendar month at such time as Borrower has maintained a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 as of the end of a calendar month determined for the twelve (12) month period then ending (the “Option C Collateral Block”).  As used herein, “Fixed Charge Coverage Ratio” means (i) EBITDA, less the sum of (A) all unfinanced Capital Expenditures made in the Applicable Fiscal Period, and (B) any dividends and distributions paid in the Applicable Fiscal Period, and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds), and (D) cash payments made in the Applicable Fiscal Period with respect to Capital Stock based incentive compensation, and (E) any repurchases of Capital Stock made in the Applicable Fiscal Period, divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt for the Applicable Fiscal period, plus (B) cash principal payments paid on Funded Debt for the Applicable Fiscal Period (C) cash interest payments paid in the Applicable Fiscal Period, plus (D) the amount of all Deferred Note Payments paid in the Applicable Fiscal Period, plus (E) the amount of all Deferred Royalties paid in the Applicable Fiscal Period. As used herein, (i) “EBITDA” means the sum of (A) consolidated net income of  Borrower and its Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense, (3) depreciation and amortization, and (4) non-cash Capital Stock based incentive compensation, (ii) “Capital Expenditures” means for any period the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP; (iii) “Applicable Fiscal Period” means a period of twelve (12) consecutive, trailing calendar months ending at the end of each prescribed calendar month and (iv) “Funded Debt” means (A) debt for borrowed funds, (B) debt for the deferred payment by one (1) year or more of any purchase money obligation, and (C) any subordinated debt.  Borrower shall calculate its Fixed Charge Coverage Ratio monthly and such calculation shall be included in each monthly compliance certificate delivered to Bank pursuant to Section 5.6(d) of the Agreement.

7.2           Capital Expenditures.  Borrower shall not expend on gross fixed assets (including gross leases to be capitalized under GAAP and leasehold improvements) (i) during the fiscal year ending December 31, 2008 an amount exceeding $250,000 in the aggregate in such fiscal year, (ii) during the fiscal year ending December 31, 2009 an amount exceeding $300,000 in the aggregate in such fiscal year and (iii) during the fiscal year ending December 31, 2010 and during any fiscal year thereafter, an amount exceeding $500,000 in the aggregate.

7.3           Leases.  Borrower shall not incur, create, or assume any direct or indirect liability for the payment of rent or otherwise, under any lease or rental arrangement (excluding capitalized leases) if immediately thereafter the sum of such lease or rental payments to be made by Borrower during any 12-month period is increased by $175,000 in the aggregate.

7.4           Fixed Charge Coverage Ratio.  At all times during which Borrower has elected that the Borrowing Base be determined using Borrowing Base Option C, Borrower shall maintain a Fixed Charge Coverage Ratio (as defined in Section 7.1 of this Agreement) of not less than 1.00 to 1.00 for the fiscal quarters ending March 31, 2009, June 30, 2009 and September 30, 2009 and 1.20 to 1.00 for the fiscal quarter ending December 31, 2009 and each fiscal quarter thereafter; provided, however, the calculation of Fixed Charge Coverage Ratio for the fiscal quarter ending March 31, 2009 shall be for the one (1) fiscal quarter ending on such date of determination, the calculation of Fixed Charge Coverage Ratio for the fiscal quarter ending June 30, 2009 shall be for the two (2) fiscal quarters ending on such date of determination and the calculation of Fixed Charge Coverage Ratio for the fiscal quarter ending September 30, 2009 shall be for the three (3) fiscal quarters ending on such date of determination.

1.6 Capital Infusion.  Notwithstanding anything to the contrary contained herein or in the Loan Agreement:

(a) Borrower may elect to use Borrowing Base Option AA until the earlier of (i) May 30, 2008, (ii) the date on which Borrower consummates the Capital Infusion or (iii) the date Borrower is notified that its partners and/or management will not provide the Capital Infusion.

(b) Borrower may elect to use Borrowing Base Option C solely following the consummation of the Capital Infusion so long as Borrower consummates the Capital Infusion on or before May 30, 2008.

(c) Borrower shall deliver to Bank any and all documents, instruments and agreements evidencing and/or relating to the Capital Infusion at least two (2) Business Days prior to the consummation of the Capital Infusion and the form, substance and terms thereof shall acceptable to Bank in its sole and absolute discretion.

(d) Prior to the consummation of the Capital Infusion, Borrower and Latitude shall have executed and delivered to Bank an amended and restated Licensor Agreement, in form and substance acceptable to Bank.

1.7 Baltimore Real Estate.

(a) Contemporaneously with the disposition of Borrower’s real estate located at 3840 Bank Street, Baltimore, Maryland 21224 (the “Maryland Real Property”), Borrower shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds of such disposition (the “Real Estate Prepayment”).  Borrower and Bank agree and acknowledge that upon such disposition Bank shall institute an additional Reserve against the Borrowing Base in an amount equal to the Real Estate Prepayment (the “Real Estate Reserve”); provided, however the Real Estate Reserve shall be permanently reduced to $0 upon Bank’s receipt of the consolidated audited financial statements of Isaacs and its Subsidiaries for the fiscal year ending December 31, 2008 so long as at such time (a) no Event of Default or Default has occurred and is continuing, (b) Borrower has maintained a monthly Free Cash Flow of at least 85% of the amount set forth on Schedule A attached hereto as of the end of each calendar month through and including the calendar month ending December 31, 2008 and (c) on such date the Option C Collateral Block set forth in Section 7.1 of the Loan Agreement is automatically and permanently increased to $1,500,000.  Borrower shall calculate its Free Cash Flow monthly and such calculation shall be included in each monthly compliance certificate delivered to Bank pursuant to Section 5.6(d) of the Agreement.

(b) For purposes of Section 1.7(a), “Free Cash Flow” shall mean the positive difference, if any, between (i) EBITDA, less the sum of (A) all unfinanced Capital Expenditures made in the Applicable Fiscal Period, and (B) any dividends and distributions paid in the Applicable Fiscal Period, and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds), and (D) cash payments made in the Applicable Fiscal Period with respect to Capital Stock based incentive compensation, and (E) any repurchases of Capital Stock made in the Applicable Fiscal Period and (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt for the Applicable Fiscal period, plus (B) cash principal payments paid on Funded Debt for the Applicable Fiscal Period (C) cash interest payments paid in the Applicable Fiscal Period, plus (D) the amount of all Deferred Note Payments paid in the Applicable Fiscal Period, plus (E) the amount of all Deferred Royalties paid in the Applicable Fiscal Period; “EBITDA” has the meaning set forth in Section 7.1 of the Loan Agreement (provided for purposes of the calculation thereof, “Applicable Fiscal Period” shall have the meaning set forth below); “Capital Expenditures” has the meaning set forth in Section 7.1 of the Loan Agreement; “Applicable Fiscal Period” means the calendar month ending on the date of determination; “Funded Debt” has the meaning set forth in Section 7.1 of the Loan Agreement; and “Net Cash Proceeds” shall mean the aggregate cash proceeds received by Borrower in respect of the disposition of the Maryland Real Property, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions), and (b) taxes paid or payable as a result thereof.

1.8 Borrowing Base Certificate.  An updated form of Borrowing Base Certificate is attached hereto as Exhibit A.  Each Borrowing Base Certificate delivered by Borrower to Bank as required by Section 5.6(a) of the Loan Agreement shall include (a) the calculations of the Borrowing Base determined using each of the Borrowing Base Option A, the Borrowing Base Option B, Borrowing Base Option AA and Borrowing Base Option C and (b) notice of Borrower’s election to use either Borrowing Base Option A, the Borrowing Base Option B, Borrowing Base Option AA or Borrowing Base Option C until the delivery of the next Borrowing Base Certificate.

2. CONFIRMATION OF INDEBTEDNESS

Borrower hereby confirms and agrees that, as of April 21, 2008, the total principal outstanding Loans under the Loan Agreement is $2,401,683.50 and the total face amount of issued and outstanding Letters of Credit is $38,784.20, and that Borrower is unconditionally liable to Bank for such amount, together all accrued and unpaid interest and expenses through the Amendment Effective Date, without any set-off, deduction, counterclaim or defense.

3. FURTHER ASSURANCES

Borrower hereby agrees to take all such actions and to execute and/or deliver to Bank all such agreements, instruments, certificates, assignments, financing statements and other documents, as Bank may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

4. CONFIRMATION OF COLLATERAL

Borrower covenants, confirms and agrees that as security for the repayment of the Obligations, Bank has, and shall continue to have, and is hereby granted a continuing lien on and security interest in the Collateral, all whether now owned or hereafter acquired, created or arising, including all proceeds thereof.  Borrower acknowledges and agrees that nothing herein contained in any way impairs Bank’s existing rights and priority in the Collateral.

5. REPRESENTATIONS AND WARRANTIES

Borrower warrants and represents to Bank that:

(a) By execution of this Amendment, Borrower reconfirms all warranties and representations made to Bank under the Loan Documents and restates such warranties and representations as of the date hereof all of which shall be deemed continuing until all of the Obligations are paid and satisfied in full;

(b) The execution and delivery by Borrower and Guarantors of this Amendment and the performance of the transactions herein contemplated (i) are and will be within their powers, (ii) have been authorized by all necessary action, and (iii) are not and will not be in contravention of any order of court or other agency of government, of law, of any organization document of Borrower or any Guarantor or of any indenture, agreement or undertaking to which Borrower or any Guarantor is a party or by which the property of Borrower or any Guarantor is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of Borrower or any Guarantor;

(c) This Amendment and any assignment or other instrument, document or agreement executed and delivered in connection herewith, will constitute the legal, valid and binding obligations of Borrower and Guarantor, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally;

(d) Upon the effectiveness of this Amendment, there are no outstanding Defaults or Events of Default under any of the Loan Documents; and

(e) There has been no change which could have a Material Adverse Effect on Borrower, any Subsidiary or any Guarantor since the date of the most recent financial statements of such Person delivered to Bank from time to time.

6. CONDITIONS PRECEDENT

This Amendment shall not be effective until the following conditions have been met to the sole satisfaction of Bank (all documents to be in form and substance satisfactory to Bank):

(a) Borrower and each Guarantor shall have executed and delivered to Bank this Amendment;

(b) Borrower shall have delivered to Bank certified resolutions and written consents authorizing the execution and delivery and performance of this Amendment and the Capital Infusion;

(c) Borrower shall have paid to Bank, in immediately available funds, a non-refundable amendment fee in an amount equal to $25,000, which fee is fully earned by Bank as of the Amendment Effective Date; and

(d) Borrower and each Guarantor shall have executed and delivered, or shall have caused to be executed and delivered (as applicable), to Bank all other agreements, instruments and documents which Bank may reasonably require, each in form and substance acceptable to Bank in its sole discretion.

This Amendment shall have effect as of the date all conditions precedent in this Section 6 shall have been satisfied (the “Amendment Effective Date”).

7. PAYMENT OF EXPENSES

Borrower shall pay or reimburse Bank for all reasonable attorneys’ fees and expenses and all reasonable out of pocket costs in connection with the preparation, negotiation and execution of this Amendment and all agreements, instruments and documents provided for herein or related hereto.

8. REAFFIRMATION

This Amendment shall be incorporated into and made part of the Loan Agreement.  Except as expressly modified by the terms hereof, all of the terms and conditions of the Loan Agreement, and all other of the Loan Documents are hereby reaffirmed and shall continue in full force and effect as therein written.

9. GUARANTEES

Execution of this Amendment by each Guarantor reflects the approval of such Guarantor to this Amendment, and the unconditional acknowledgement by such Guarantor that such Guarantor’s Guaranty Agreement executed in favor of Bank remains in full force and effect in accordance with its terms.

10. RELEASE

As further consideration for the agreement of Bank to enter into this Amendment, Borrower and each Guarantor hereby waives, releases and discharges Bank, all affiliates of Bank and all of the directors, officers, employees, attorneys and agent of Bank and all affiliates of such Persons, from any and all claims, demands, actions or causes of action whether known or unknown existing as of the date hereof, arising out of or in any way relating to this Amendment, the Loan Agreement, the Loan Documents and/or any documents, agreements, instruments, dealings or other matters connected with this Amendment, the Loan Agreement, the Loan Documents or the administration thereof.

11. MISCELLANEOUS

11.1 Integrated Agreement. The Loan Documents and this Amendment shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank’s rights, remedies and security.  If, after applying the foregoing, an inconsistency still exists, the provisions of this Amendment shall control.

11.2 Severability.  Any provision hereof, the Loan Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.3 Non-Waiver.  No omission or delay by Bank in exercising any right or power under this Amendment, or the Loan Documents or any related agreement will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and signed by Bank and then only to the extent specified.  Bank’s rights and remedies are cumulative and concurrent and may be pursued singly, successively or together.

11.4 Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

11.5 Survival.  All warranties, representations and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Amendment, shall be considered to have been relied upon by Bank.  All statements in any such certificate or other instrument shall constitute warranties and representations by Borrower hereunder.  All warranties, representations, and covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until the Obligations are indefeasibly paid and satisfied in full.

11.6 Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

11.7 Governing Law. This Amendment, the Loan Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

11.8 WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AMENDMENT OR THE LOAN AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO AND ACCEPT THIS AGREEMENT.

11.9 Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWER:	I. C. ISAACS & COMPANY, L.P. By: I.C. Isaacs & Company, Inc., general partner By: ________________________________ Robert S. Stec, Chief Executive Officer
BANK:	WACHOVIA BANK, NATIONAL ASSOCIATION By: _______________________________ Georgios Kyvernitis, Director
GUARANTORS:	I. C. ISAACS & COMPANY, L.P. By: ________________________________ Robert S. Stec, Chief Executive Officer
ISAACS DESIGN, INC. By: ________________________________ Robert S. Stec, Chief Executive Officer

[SIGNATURE PAGE TO THIRD AMENDMENT
TO LOAN AND SECURITY AGREEMENT]
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